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                                                                    EXHIBIT 10.6

                           AMENDMENT AND EXTENSION OF
                    LICENSE AND TECHNICAL SERVICES AGREEMENT
                           AND EXPORT SALES AGREEMENT

         This Amendment and Extension of License and Technical Services Agreement and Export Sales Agreement ("Amendment") is entered into this 30th day of July, 2001 by and among FLORIND SHOES PRIVATE LIMITED, a company incorporated under the Companies Act of 1956, and having its Registered Office at 12 College Road, Nungambakkam, Chennai 600 006, India ("Florind") and Florsheim Group Inc., a Delaware corporation whose principal place of business is located at 200 North LaSalle Street, Chicago, Illinois 60606 U.S.A. ("Florsheim").

1. Background. Florind and Interco Incorporated, through its Florsheim Shoe Company division ("Interco") entered into that certain Renewed Joint Venture Agreement as of February 4, 1994 ("Joint Venture Agreement"). Prior to the execution of the Joint Venture Agreement, the parties were parties to other written agreements. As a result, Florsheim's joint venture partner, K.Ameenur Rahman and his affiliates have been engaged in the business of manufacturing products for and selling products to Florsheim and its predecessors for a number of years before execution of the Joint Venture Agreement.

         a. In conjunction with the Joint Venture Agreement, Interco and Florind entered into that certain renewed Export Sales Agreement on February 4, 1994, effective as of June 20, 1994 (the "Florind Sales Agreement"), and that certain License and Technical Services Agreement on February 4, 1994, effective as of June 20, 1994 (the "Florind License").

         b. Interco assigned and delegated to The Florsheim Shoe Company, and The Florsheim Shoe Company assumed from Interco, all of Interco's rights and obligations under the Joint Venture Agreement, the Florind Sales Agreement and the Florind License. The Florsheim Shoe Company acquired from Interco all of the common stock of Florind issued to Interco. The Florsheim Shoe Company changed its name in 1996 and is now known as Florsheim Group Inc.

         c. Concurrently with the execution of this Amendment, the current shareholders of Florind (collectively, the "Shareholders") desire to purchase from Florsheim, and Florsheim desires to sell to Shareholders, all of the shares of common stock of Florind owned by Florsheim, all pursuant to the terms and conditions contained in that certain Stock Sale Agreement entered into of even date herewith.

         d. Florsheim and Florind desire to extend the terms of the Florind Sales Agreement and the Florind License, all pursuant to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter contained, and other good and valuable consideration, the receipt and


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sufficiency of which are hereby acknowledged, the parties hereby agree as set forth in this Amendment.


2. Amendment of Florind Sales Agreement. Florsheim and Florind hereby agree to modify and amend the Florind Sales Agreement, as follows:

         a. If, in any calendar year, Florsheim and its designees do not purchase at least fifty percent (50%) of the Current Capacity of Products (the "Minimum Capacity"), then Florind, shall be entitled to manufacture such volume of products for persons or entities other than Florsheim and its designees so that Florind is meeting its Minimum Capacity (but no more than such volume). Notwithstanding the foregoing, Florind may not use any of Florsheim's trademarks, lasts, dies, patterns or other intellectual property, including, without limitation, any of the information provided under the Florind License, in the manufacture of any products for any person other than Florsheim. All capitalized terms used in this Section are defined on Exhibit A.

         b. The Florind Sales Agreement may be terminated by Florind, upon ninety (90) days written notice to Florsheim if Florsheim shall be in breach of the applicable Agreement for sixty (60) days following the date Florind gave Florsheim written notice of such breach. Florind acknowledges that notice of termination may be given to Florsheim only after expiration of Florsheim's cure period described in this Section.

3. Extension of Agreements. In consideration for Florind's Shareholders' execution and performance under a separate stock sale agreement, Florsheim agrees that, upon payment in full of all amounts due to Florsheim under the said Agreement, the term of the Florind Sales Agreement, and the Florind License and, as any of them may be amended by this Amendment, shall be automatically extended for an additional term of ten (10) years up to and including June 20, 2014. As expressly modified by this Amendment, the Florind Sales Agreement, the Florind License will continue in full force and effect and Florsheim and Florind hereby ratify and affirm the same.

         a. Notwithstanding the foregoing, Florind and Florsheim agree that Florsheim's current payment terms will continue in force throughout the additional term of the Florind Sales Agreement and the Florind License provided Florind receives prompt payment for their export bills from Florsheim, in a manner consistent with past practices or as otherwise agreed between the parties.

         b. Florind and Florsheim must agree on all price changes for Products. Florind agrees that all increases in the prices it charges Florsheim for Products will be supported by documentation reasonably acceptable to Florsheim indicating a corresponding increase in Florind's costs of manufacturing the Products. Florind


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                  may not increase the prices it charges Florsheim unless
                  Florind has incurred a corresponding increase in its costs of manufacturing, and all price increases will be limited to the amount necessary to maintain Florind's current margin levels after taking into account the increases in Florind's direct costs of manufacturing the Products. All price changes shall take effect only for orders accepted by Florind after the date that Florsheim and Florind agree upon the same.

         c. Florind agrees that, upon the request of Florsheim, Florind will meet with Florsheim to discuss methods to increase Florind's efficiency in manufacturing Products and review the prices charged by Florind for Products. At Florsheim's request, such discussions may include, without limitation, negotiating in good faith to reduce the prices charged Florsheim for Products where increased efficiency, volume or other circumstances or market conditions warrant such decreases.

4. Termination of Joint Venture Agreement. The Joint Venture Agreement shall be terminated as of the Closing Date, without any further obligation of any party thereunder to any other party, except for the obligations of Florind and Florsheim under the Florind Sales Agreement and the Florind License.

5. Conditions Precedent to Amendment. This Amendment is contingent upon the condition precedent that Florsheim must sell all of the shares of stock of Florind owned by Florsheim to the Shareholders. Until and unless the Shareholders purchase such shares, this Amendment shall not be of any force and effect.

6 Construction. This Amendment will be governed, construed and interpreted in accordance with the laws and decisions of the State of Illinois.

         a. The Exhibits attached hereto, as may be modified from time to time in accordance with this Amendment, are incorporated herein and made a part hereof by this reference.

         b. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous oral or written agreements among the parties with respect thereto.

         c. This Amendment may not be amended, changed, modified or terminated except by a writing signed by Florsheim, Shareholders and Florind.

         d. This Amendment and the rights, covenants, duties and obligations of the parties hereunder will be binding upon and inure to the benefit of each of the parties hereto and each of their respective legal representatives, successors and permitted assigns, if any.


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         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.


FLORSHEIM GROUP INC.                             FLORIND SHOES PRIVATE LIMITED


By: Thomas P. Polke                              By: K. Ameenur Rahman
    --------------------------------                 --------------------------
Title: Executive Vice President, CFO             Title: Chairman



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                                    EXHIBIT A


"Current Capacity" means the percentage of Florind's "Full Capacity" currently utilized by Florsheim and its designees which is Eight Thousand Four Hundred (8,400) pairs of "Products" per day.

"Full Capacity" means Florind's full, annual manufacturing capacity, or Twelve Thousand (12,000) units of "Products" per day.

"Products" has the meaning set forth in the Florind Sales Agreement.


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